Exhibit 1.3

November 15, 2010

To:          Black Hills Corporation

625 Ninth Street

Rapid City, South Dakota  57701

From:     JPMorgan Chase Bank, National Association
125 London Wall
London EC2Y 5AJ
England

From:     J.P. Morgan Securities LLC,

Solely as Agent
tel: (212) 622-5270

fax: (212) 622-0105

Dear Sirs,

JPMorgan Chase Bank, National Association, London Branch (“Party A”), represented by its agent, J.P. Morgan Securities LLC, and Black Hills Corporation (“Party B”), have entered into a confirmation, dated as of November 10, 2010, relating to the forward sale of 4,000,000 shares of common stock, $1.00 par value per share, of Party B (the “Shares”) by Party B to Party A (the “Confirmation”).  The purpose of this letter agreement (this “Amendment”) is to amend the terms and conditions of the transaction evidenced by the Confirmation (the “Transaction”) as follows.

1.                                      Definitions.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Confirmation.

2.                                      Amendment.  The Confirmation is hereby amended by replacing the provision opposite the caption “Initial Forward Price” in Section 2 of the Confirmation with “USD 28.70875 per Share,” and all references in the Confirmation to the Initial Forward Price shall be references to the Initial Forward Price as so amended.

3.                                      Effectiveness.  This Amendment shall become effective upon execution by the parties hereto.

4.                                      No additional amendments or waivers.  Except as expressly amended hereby, all of the terms of the Transaction and all of the provisions of the Confirmation shall remain and continue in full force and effect and are hereby confirmed in all respects.

5.                                      Counterparts.  This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

6.                                      Governing Law.  This Amendment shall be governed by New York law (without reference to choice of law doctrine).

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Amendment.

Yours faithfully,

J.P. MORGAN SECURITIES LLC,
as agent for JPMorgan Chase Bank, National Association

		By:	/s/ Tim Oeljeschlager
Name: Tim Oeljeschlager
Title: VP

Confirmed as of the date first written above:

BLACK HILLS CORPORATION

By:	/s/ Garner M. Anderson
Name: Garner M. Anderson
Title: VP, Treasurer and Chief Risk Officer